Exhibit 99.1
Open Lending Signs Agreement with American National Affiliates

American National will be the Company’s Third Insurance Carrier Partner

AUSTIN, TX – June 24, 2021 – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending and Affiliates” or “the Company”), a leading provider of lending enablement and risk analytics solutions to financial institutions, today announced that the Company has signed a Producer Agreement with American National Lloyds Insurance Company and ANPAC Louisiana Insurance Company, both affiliates of American National Group, Inc. (together, “American National”), enabling both companies to be additional providers of credit default insurance policies for Open Lending’s Lenders Protection Program.
“Adding a third insurance carrier has been an important initiative for us, so we are thrilled to be able to announce American National as our newest insurance carrier partner today. With American National’s “Excellent” financial rating (both companies rated A by A.M. Best), combined national coverage, and outstanding reputation, we feel that they will be a great fit for our Lenders Protection Program,” said John Flynn, Chairman and CEO of Open Lending. “We believe that there is more than enough volume to support additional insurance carriers while continuing to deepen our valued relationships with our existing carriers. The execution of this key strategic initiative positions our Company for continued growth,” said Flynn.
“We have been impressed by the Open Lending team throughout this process, and we are excited to get started,” said Jim Pangburn, Executive Vice President – Specialty Markets Sales and Marketing, American National. “We believe the Lenders Protection Program is a very unique offering in the marketplace, and we look forward to helping Open Lending further expand the program to more credit unions, banks and OEMs.”
About Open Lending
Open Lending (NASDAQ: LPRO) provides loan analytics, risk-based pricing, risk modeling and default insurance to auto lenders throughout the United States. For 20 years we have been empowering financial institutions to create profitable auto loan portfolios by saying “yes” to more automotive loans. For more information, please visit www.openlending.com.
About American National
American National Group, Inc. is the parent company of the American National companies, which include American National Insurance Company and its insurance affiliates (collectively, “American National”). American National offers a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance for personal lines, agribusiness and certain commercial exposures, health insurance, credit insurance and pension products. The American National companies operate in all 50 states.
For corporate and investor relations information, please visit the website of American National at www.AmericanNational.com.
Contact:
ICR for Open Lending
Investors
openlending@icrinc.com